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                                                                    EXHIBIT 12.1

NRG Energy, Inc.
Consolidated ratio of earnings to fixed charges
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Earnings:                                                                   1998         1997         1996        1995       1994
---------                                                                   ----         ----         ----        ----       ----
  Income before taxes                                                     16,078       (1,509)       14,323    40,011     32,010
  Less: Undistributed equity in earnings of unconsolidated affiliates    (23,391)       6,481       (17,827)  (20,074)   (18,511)
  Add:   Cash distribution from project termination                            -            -        15,671   (15,671)         -
  Add:   Fixed charges                                                    51,844       31,920        16,271     7,619      6,827
                                                                         -------------------------------------------------------
                                                                          44,531       36,892        28,438    11,885     20,326
                                                                         ========================================================

Fixed Charges:
  Interest expense                                                        50,313       30,989        15,430     7,089      6,682
  Interest capitalized                                                       172           98           364       250         50
  Amortization of debt costs                                                 897          441           255        41         42
  Approximation of interest in rental expense                                462          392           222       239         53
                                                                         --------------------------------------------------------
                                                                          51,844       31,920        16,271     7,619      6,827
                                                                         ========================================================


Ratio of earnings to fixed charges                                          0.86         1.16         1.75        1.56       2.98
                                                                            ====         ====         ====        ====       ====

Deficiency   (in thousands)                                              $ 7,313
                                                                         ========
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